EXHIBIT 10.31
                                                  -------------

                  FOURTH AMENDMENT TO CREDIT AGREEMENT
                  ------------------------------------

This Fourth Amendment ("Amendment") is made as of the 30th day of May, 2003 to the Credit Agreement dated as of March 31, 1998 (as amended, supplemented, restated or otherwise modified and in effect from time to time, the "Credit Agreement"), by and among JOHN B. SANFILIPPO & SON, INC., a Delaware corporation (and successor in interest to Sunshine Nut Co., Inc. and Quantz Acquisition Co., Inc., "Sanfilippo"), and JBS INTERNATIONAL, INC., a Barbados corporation, ("JBS" and together with Sanfilippo, the "Borrower"), the financial institutions party thereto (collectively "Lenders" and individually a "Lender") and U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as successor Agent for the Lenders to U.S. Bancorp Ag Credit, Inc., a Colorado corporation (the "Agent").

                                RECITAL

     Except as defined herein, all capitalized terms used in this Amendment shall have meaning assigned to them in the Credit Agreement.

     Borrower has requested to borrow increased sums and to otherwise amend the Credit Agreement, and the Agent and the Lenders have agreed to such amendments upon the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in the Credit Agreement and this Amendment, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of the Borrower by Lenders, the Borrower, the Agent and the Lenders agree as follows:

     1. The following definitions as set forth in Section 1.1 of the Credit Agreement, General Definitions, shall be amended to add, delete or modify such definitions as follows:

          "Agent's Letter" shall mean the letter agreement between the Agent and the Borrower dated May 30, 2003, which letter shall amend and supercede all prior "Agent's Letters" under the Credit Agreement and any and all prior amendments thereto immediately upon the effectiveness thereof.

          "Anniversary Date" shall mean June 1, 2004 and each
     June 1 thereafter.

          "Applicable Margin" shall mean (i) with respect to Revolving Loans which are Prime Rate Loans, zero percent (0.00%) per annum; and (ii) with respect to Revolving Loans, which are either Overnight Funds Rate Loans or LIBOR Rate Loans, the rates per annum set forth below for the then applicable Financial Performance Level:


                           Financial
                          Performance
                             Level       LIBOR Rate
                          -----------    ----------

                          Level 1        2.50%

                          Level 2        2.00%

                          Level 3        1.75%

                          Level 4        1.50%

                          Level 5        1.25%

     The initial Financial Performance Level shall be Level 4. The Agent will review Borrower's financial performance as of each fiscal quarter end, beginning with the fiscal quarter ending June, 2003, after its receipt of Borrower's financial statements and Compliance Certificate as of the end of such fiscal quarter, and will confirm Borrower's determination as to Borrower's Financial Performance Level based on such fiscal quarter. As so confirmed by the Agent, Borrower's Financial Performance Level will determine the Applicable Margin effective for Revolving Advances for the three month period beginning on the fifteenth day of the month following the month in which the Agent receives such quarter end financial statements from Borrower in accordance with Section 9.1. Any adjustment in the Applicable Margin will be effective on the fifteenth day of the month following the month in which the Agent receives such quarter end financial statements. If the Agent does not receive such quarter end statements on or before the date they are due in accordance with Section 9.1, Borrower's Financial Performance Level shall be deemed to be Level 1 beginning with the fifteenth day of the second month following the end of such fiscal quarter and shall remain at Level 1 until the 15th Business Day after such financial statements are received by the Agent and a determination by the Agent that a different Financial Level shall apply as provided herein.

          "Compliance Certificate" shall mean that certificate to be delivered to the Agent by the Borrower in the form attached as Exhibit 9A-2.

          "EBITDA" shall mean, for the then preceding four fiscal quarters and with respect to any Person, the net income of such Person before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation, amortization and other non-cash expenses or charges (including (i) any non-cash charges associated with FAS 142 adjustments, and (ii) any one-time slotting fees or distribution allowances), excluding (to the extent otherwise included): (a) non-operating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory or property, plant and equipment) during the applicable period; and (b) similar non-operating losses during such period.

          "Financial Performance Level" shall mean the applicable level of Borrower's financial performance determined in accordance with the table set forth below.

            Financial        Leverage Ratio
            Performance      --------------
            Level
            -----------

            Level 1         Greater than or equal to 3.00 to 1.0

            Level 2         Less than 3.00 to 1.0 but greater than
                            or equal to 2.50 to 1.0

            Level 3         Less than 2.50 to 1.0 but greater than
                            or equal to 2.00 to 1.0

            Level 4         Less than 2.00 to 1.0 but greater than
                            or equal to 1.50 to 1.0

            Level 5         Less than 1.50 to 1.0

          "Fixed Charge Coverage Ratio" for the then preceding four fiscal quarters, the ratio of Borrower's: (a) Unallocated Cash Flow, plus (b) cash interest paid during such period; divided by (c) (i) the amount of principal paid (or due to be paid if not paid on or before the original due date) by Borrower during such period with respect to long term debt (excluding capitalized or synthetic leases), excluding payments that were due and counted as of their original due date, plus (ii) the amount of cash interest paid by Borrower during such period (excluding implicit interest expense on capitalized or synthetic leases). For purposes of calculating the Fixed Charge Coverage Ratio, Borrower shall consider all payments made on subordinated debt to be normalized to an annual amount of $1,500,000 based on a ten (10) year amortization schedule.

          "Funded Debt" shall mean, for the then preceding four quarters, Borrower's outstanding principal amount of all interest bearing indebtedness for borrowed money (including without limitation, capitalized leases). For purposes of calculating Funded Debt, the outstanding principal amount of Loans, as of any date of determination, shall be computed by averaging the outstanding balance of the Loans as of the last day of the month for each of the then preceding twelve months.

          "LC Commitment" shall mean as to any Lender, such Lender's Pro Rata Percentage of $20,000,000 using the percentage set forth opposite such Lender's name under the heading "LC Commitments" on Exhibit 1A-2, as such amount may be reduced or terminated from time to time pursuant to
     Section 4.4 or 11.1, less such Lender's Pro Rata Percentage of payments received with respect to the LC Obligations, and "LC Commitments" shall mean, collectively, the LC Commitments for all the Lenders.

          "Leverage Ratio" shall mean, for the then preceding four fiscal quarters, the ratio of Borrower's: (a) Funded
     Debt divided by (b) EBITDA.

          "Loan Commitment" shall mean as to any Lender, such Lender's Pro Rata Percentage of $80,000,000 as set forth opposite such Lender's name under the heading "Loan Commitments" on Exhibit 1A-2, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, and "Loan Commitments" shall mean, collectively, the Loan Commitments for all the Lenders.

          "Maturity Date" shall mean May 31, 2006, or such later date as may be agreed upon in writing by the Borrower, the Agent and the Lenders, or the earlier date of termination in whole of the commitments pursuant to Section 4.4 or 11.1.

          "Overnight Funds Rate" shall mean, as of any date of determination, an annual rate equal to the one-month LIBOR Rate quoted by U.S. Bank from Telerate Page 3750 or any successor thereto, which shall be that one-month LIBOR Rate in effect and reset each Business Day, plus twenty basis points (.20%). U.S. Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error. In the event after the date of initial funding any governmental authority subjects U.S. Bank to any new or additional charge, fee, withholding or tax of any kind with respect to any Overnight Funds Rate loans or changes the method of taxation of such loans or changes the reserve or deposit requirements applicable to such loans, the Borrower shall pay to U.S. Bank such additional amounts as will compensate U.S. Bank for such costs or lost income resulting therefrom as reasonably determined by U.S. Bank.

          "Overnight Funds Rate Loan" shall mean any Loan, which bears interest at the Overnight Funds Rate plus the Applicable Margin.

          "Tangible Net Worth" shall mean as of any particular date, the difference between: (a) the Borrower's combined total assets as they would normally be shown on the balance sheet of the Borrower in accordance with GAAP, adjusted by deducting: (i) all values attributable to general intangibles, as determined in accordance with GAAP; and by deducting (ii) Accounts due from Affiliates with no further adjustment required for Accounts due from Affiliates already eliminated in combination except Accounts due from Affiliates which the Borrower could legally collect by setoff against Accounts due to Affiliates; and (b) the Borrower's combined total liabilities as they would normally be shown on the balance sheet of the Borrower, adjusted by adding as liabilities: (i) all capitalized leases and guarantees of the indebtedness of Affiliates, with no further adjustment required for guaranteed indebtedness already included in the combined balance sheet, and by deducting from liabilities, (ii) any and all liabilities which are expressly subordinated on terms satisfactory to the Agent.

          "Unallocated Cash Flow" shall mean for any period of determination (a) EBITDA during such period, plus (b) net new long term debt incurred during such period, plus (c) net capital contributions during such period, minus (d) the amount of cash income taxes paid during such period, minus
     (e) the amount of cash dividends paid during such period, minus (f) the amount of cash interest paid during such period, minus (g) the lesser of (i) depreciation or (ii) actual capital expenditures.

          "Working Capital" shall mean as of any particular date, the Borrower's combined current assets, less the Borrower's combined current liabilities (including without limitation, the aggregate amount of Loans outstanding) determined in accordance with GAAP, adjusted by deducting:
     (i) all values attributable to general intangibles, as determined in accordance with GAAP; and by deducting (ii) Accounts due from Affiliates with no further adjustment required for Accounts due from Affiliates already eliminated in combination except Accounts due from Affiliates which the Borrower could legally collect by setoff against Accounts due to Affiliates, and treating as equity any and all liabilities which are expressly subordinated on terms satisfactory to the Agent.

     2. The Notes referred to in Subsection (h) of Section 2.1 of the Credit Agreement, Loans, shall be in the form attached hereto as
Exhibit 2A-2.

     3.   The outside expiry date for Extended LC's set forth in
Section 2.2(b)(iii) of the Credit Agreement shall be amended to "May
31, 2007."

     4. Section 3.1 of the Credit Agreement, Interest, is amended and restated in full as follows:

          3.1   Interest.   The Borrower shall pay interest on the
     unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set for below:

     (a)        (i)   So long as no Matured Default has occurred or
          is continuing, during such periods as such Loan is a Prime Rate Loan, a rate per annum equal to the lesser of (i) the Prime Rate plus the Applicable Margin and
          (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing on June 1, 2003, and on the Maturity Date, which interest shall be paid by an Agent initiated Loan pursuant to
          Section 2.1, without prior demand by the Agent. With respect to each Prime Rate Loan, the rate of interest accruing shall change concurrently with each change in the Prime Rate as announced by U.S. Bank.

                (ii) So long as no Matured Default has occurred or is continuing, during such periods as such Loan is an Overnight Funds Rate Loan, a rate per annum equal to the lesser of (i) the Overnight Funds Rate plus the Applicable Margin and (B) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing June 1, 2003, and on the Maturity Date. With respect to each Overnight Funds Rate Loan, the rate of interest accruing shall change concurrently with each change in the one-month LIBOR Rate as quoted by the Agent.

     (b) So long as no Matured Default has occurred or is continuing, during such periods as such Loan is a LIBOR Rate Loan, a rate per annum during each Interest Period for such Loan, equal to the lesser of (i) the sum of the LIBOR Rate for such Interest Period for such Loan plus the Applicable Margin and (ii) the Highest Lawful Rate, payable in arrears on the last day of the Interest Period in respect of such LIBOR Rate Loan, and, if the Interest Period with respect to such LIBOR Rate Loan exceeds three months, the day which is three months after the making of such LIBOR Rate Loan, which interest shall be paid by an Agent initiated Loan pursuant to Section 2.1, without prior demand by the Agent.

     (c) After the occurrence of a Matured Default, the Agent may notify the Borrower that for so long as such Matured Default is continuing, any amount due hereunder, under the Notes or under any other Financing Agreement, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date on which such Matured Default occurs and during the continuation of such Matured Default, payable on demand, at a rate per annum (the "Default Rate") equal to the lesser of (i) the sum of three percent (3.0%) per annum plus the otherwise applicable rate of interest on such Loans in effect at such time and (ii) the Highest Lawful Rate.

     (d)  All computations of interest pursuant to this Section
          3.1 shall be made by the Agent on the basis of 360 days, unless the foregoing would result in a rate exceeding the Highest Lawful Rate, in which case, such computations shall be based on a year of 365 or 366 days, as the case may be. Interest, whether based on a year of 360, 365 or 366 days, shall be charged for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

     5. Section 6.2 of the Credit Agreement, Additional Fees with Respect to LC's, shall be amended and restated in full as follows:

          6.2 Additional Fees with Respect to LC's. The Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Pro Rata Percentages) a quarterly fee in respect of each LC issued hereunder beginning June 30, 2003, on the face amount of such LC (accrued on the basis of a 360 day year, and charged for actual days elapsed). The rate at which the LC fee is calculated during any quarter shall be the rate set forth below for the then applicable Financial Performance Level:



      Financial     LCs with an expiry date    LCs with an expiry date
     Performance    less than or equal to 12   greater than 12 months
        Level        months from issuance          from issuance
     -----------    ------------------------   -----------------------
       Level 1              2.50%	               2.75%

       Level 2              2.00%	               2.25%

       Level 3              1.75%	               2.00%

       Level 4              1.50%	               1.75%

       Level 5              1.25%	               1.50%


     The quarterly LC fee shall be due and payable in arrears on the first day of each January, April, July and October hereafter through the Maturity Date, unless the Borrower has fully terminated the commitment in accordance with Section 4.4 and there are then no outstanding Letter of Credit Obligations. A pro-rated LC fee shall also be due and payable on the Maturity Date and on any date on which the Borrower terminates the Commitment in full in accordance with
Section 4.4. Each quarterly LC fee shall be earned as it accrues and, at the option of the Agent, shall be paid by Agent-initiated Loans. Borrower shall also pay fronting fees with respect to any LC issued hereunder at the rate of one-eighth of one percent (0.125%) on the face amount of the LC regardless of the term for which it is issued, which fee shall be payable to the Issuer upon the issuance of such Letter of Credit. If the Issuer of any LC is the Agent or an Affiliate of the Agent, the Borrower shall also pay to the Agent for the account of the Agent or such Affiliate (as the case may be), the normal and customary processing fees charged by the Agent or such Affiliate in connection with the issuance of or drawings under each such LC. If the Issuer of any LC is a Lender other than the Agent, the Borrower shall pay directly to such Lender, the normal and customary processing fees charged by such Lender in connection with the issuance of or drawings under each such LC.

     6. The compliance certificate required to be delivered by the Borrower to the Agent pursuant to Section 9.1 of the Credit Agreement, Financial Statements and Other Information, shall be in the form attached hereto as Exhibit 9A-2 ("Compliance Certificate").

     7. Section 9.6 of the Credit Agreement, Financial Covenants and Ratios, shall be amended and restated in full as follows:

          9.6 Financial Covenants and Ratios. The Borrower shall maintain (a) as of the end of each month, Tangible Net Worth of not less than $95,000,000, plus for each Fiscal Year, beginning with the Borrower's 2003 Fiscal Year, 50% of the Borrower's cumulative annual positive net income during the previous Fiscal Year (with no deductions for annual losses); (b) as of the end of each month, a Working Capital Ratio of not less than 1.5 to 1.0; (c) as of the end of each fiscal quarter, and measured on a rolling four quarter basis, EBITDA not less than (i) during Fiscal Year 2003, $25,000,000, (ii) during Fiscal Year 2004, $28,000,000, and (iii) beginning with the first fiscal quarter of Fiscal Year 2005 and at all times thereafter, $30,000,000; (d) as of the end of each month, Working Capital of not less than $50,000,000; (e) as of the end of each fiscal quarter, and measured on a rolling four quarter basis, a Leverage Ratio of not more than 3.50 to 1.00; and (f) as of the end of each fiscal quarter, and measured on a rolling four quarter basis, a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

     8.   Subsection (e) of Section 10.4 of the Credit Agreement,
Indebtedness, shall be amended and restated as follows:

	 (e) other unsecured indebtedness, including capitalized leases, not exceeding the lesser of (i)
     $2,000,000 or (ii) $3,500,000 less the amount of
     indebtedness incurred under the preceding clause (d).

     9. Section 10.7 of the Credit Agreement, Capital Investment Limitations, shall be amended and restated in full to read as follows:

          10.7 Capital Investment Limitations. Borrower shall not purchase, invest in or otherwise acquire (including acquisitions through capitalized leases) additional real estate, equipment or other fixed assets in any fiscal year in an amount in excess of $12,000,000 in the aggregate in any such fiscal year.

     10. Section 10.9 of the Credit Agreement, Loans to Affiliates, shall be amended in restated in full as follows:

          10.9 Loans to Affiliates. The Borrower shall not make any loans to any officers, directors, Affiliates or shareholders of the Borrower, except for (a) advances for travel and expenses to the Borrower's officers, directors or employees in the ordinary course of the Borrower's business; and (b) loans (including obligations under existing split-dollar life insurance contracts) to the Borrower's officers, directors or employees not exceeding $2,500,000 in the aggregate at any one time outstanding.

     11. Section 10.11 to the Credit Agreement, Change of Control; Amendment of Organization Documents, shall be amended and restated in full as follows:

          10.11 Change of Control; Amendment of Organization Documents. The Borrower shall not enter into any transaction which would result in the failure of Jasper B. Sanfilippo and Mathias Valentine, their respective immediate family members, and certain trusts created for the benefit of their respective sons and daughters to own, in the aggregate, shares of voting stock of Sanfilippo, on a fully diluted basis, representing the right to elect a majority of the directors of Sanfilippo. The Borrower shall not enter into any transaction, which would result in the failure of Sanfilippo to own directly and beneficially, 100% of the outstanding shares of all classes of common stock of Sunshine, Quantz and JBS. The Borrower shall not amend the Borrower's articles or certificate of incorporation, bylaws or any other agreement, instrument or document affecting the Borrower's organization, management or governance, without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld; provided, however, that so long as no liability to Sanfilippo shall ensue therefrom, and so long as any and all assets then owned by JBS shall be transferred to Sanfilippo, the Lenders hereby consent to the dissolution of JBS at any time Borrower elects to do so.


     12. Section 10.13 of the Credit Agreement, Use of Names, shall be amended and restated in full to read as follows:

          10.13 Use of Names. Except to the extent that Agent has been notified in advance, the Borrower shall not use any corporate names (as distinguished from brand names) other than those referred to in Section 7.7, nor shall the Borrower change any of said names.

     13. Section 10.14 of the Credit Agreement, Payment of Certain Debt, shall be amended and restated in full as follows:

          10.14  Payment of Certain Debt.   The Borrower shall
     not directly or indirectly, pay, prepay, redeem or purchase, or deposit funds or property for the payment, prepayment, redemption or purchase of the indebtedness of the Borrower which is subordinated to the payment of any portion of the Liabilities except the scheduled payment of the subordinated indebtedness under the Teachers' Notes as approved by the Agent. The Borrower shall not directly or indirectly, prepay, redeem or purchase, or deposit funds or property for the prepayment, redemption or purchase of the Prudential Notes and/or the Teachers Notes.

     14. Section 13.6 of the Credit Agreement, Inspection, shall be amended and restated as follows:

          13.6 Inspection. Upon reasonable prior notice (provided that such notice shall not be required after the occurrence and during the continuance of a Default or a Matured Default), the Agent (by and through its officers and employees), or any Person designated by the Agent in writing, shall have the right, from time to time hereafter, to call at the Borrower's place or places of business (or any other place where any information relating thereto is kept or located) during reasonable business hours, and without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from the Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower's business or to any transactions between the parties to this Agreement; and
     (b) review operating procedures, review maintenance of property and discuss the affairs, finances and business of the Borrower with the Borrower's officers, employees or directors. The Borrower agrees to pay to the Agent an audit fee, in accordance with the Agent's Letter, upon the completion of each such audit, for all expenses incurred by or on behalf of the Agent in making inspections under this
     Section 13.6, including without limitation, travel and photocopying expenses. Notwithstanding the foregoing, the Agent shall not conduct field audits any more frequently than once in any twelve month period, unless a Matured Default is then outstanding (in which case such audits can be conducted at reasonable intervals). The foregoing fees shall be fully earned on the dates they become payable and, at the option of the Agent, shall be paid by Agent initiated Loans. The Lenders shall have the right to accompany the Agent on any inspections under this Section 13.6, at their own expense.

     15.  Any notices provided to the Agent pursuant to clause
(a)(ii) of Section 3.18 of the Credit Agreement, Notices, shall be addressed as follows:

     If to the Agent at:

                U.S. Bank National Association
                Food & Agribusiness Group
                950 Seventeenth Street, Suite 350
                Denver, Colorado  80202
                Attn:  Sandra A. Sauer
                Fax:  (303) 585-4732

     with a copy to:

                Campbell Bohn Killin Brittan & Ray, LLC
                270 St. Paul Street, Suite 200
                Denver, Colorado  80206
                Attn:  Michael D. Killin, Esq.
                Fax:  (303) 322-5800

     16. The processing and recordation fee required to be paid to the Agent pursuant to Section 13.24 of the Credit Agreement, Assignments and Participations, shall be $3,500, not $5,000 as stated therein. All other provisions of Section 13.24 of the Credit
Agreement shall remain in full force and effect.

     17. Exhibits. Exhibit 1A to the Credit Agreement, Lenders' Commitments, shall hereafter be replaced by Exhibit 1A-2; Exhibit 2A to the Credit Agreement, Form of Notes, shall hereafter be replaced by
Exhibit 2A-2; and Exhibit 9A to the Credit Agreement, Compliance Certificate, shall hereafter be replaced by Exhibit 9A-2.

     18. The effectiveness of this Amendment is conditioned on the execution and delivery to the Agent of the items listed on Exhibit A attached to this Amendment.

     19. This Amendment shall be an integral part of the Credit Agreement, as amended, and all of the terms set forth therein are hereby incorporated in this Amendment by reference, and all terms of this Amendment are hereby incorporated into said Credit Agreement, as if made an original part thereof. All of the terms and provisions of the Agreement, as amended, which are not modified in this Amendment shall remain in full force and effect.

[Signature Page Follows]



IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

                                       JOHN B. SANFILIPPO & SON, INC.,
                                       a Delaware corporation
ATTEST:

By /s/ MICHAEL J. VALENTINE            By /s/ MATHIAS A VALENTINE
   ------------------------               -----------------------
   Its Chief Financial Officer            Its President
       -----------------------                ---------

                                       JBS INTERNATIONAL, INC., a
                                       Barbados corporation
ATTEST:

By /s/ JASPER SANFILIPPO, JR.          By /s/ MICHAEL J. VALENTINE
   --------------------------             ------------------------
   Its Vice President                  Its President
       --------------                      ---------

                                       U.S. BANK NATIONAL ASSOCIATION
                                       as Agent and as a Lender

                                       By /s/ SANDRA A. SAUER
                                          -------------------
                                       Its Vice President
                                           --------------

                                       SUN TRUST BANK, as a Lender

                                       By /s/ GREGORY CANNON
                                          ------------------
                                       Its Director
                                           --------

                                       LASALLE BANK NATIONAL
                                       ASSOCIATION (f/k/a LaSalle
                                       National Bank), as a Lender

                                       By /s/ RANDI BASKIN
                                          ----------------
                                       Its Commercial Banking Officer
                                           --------------------------